Exhibit 10.44

February 24, 2022

Dear Art D'Elia,

On behalf of Domino's Pizza, I am happy to offer you the position of EVP - International reporting to me. Your new base salary will be $19,230.77 per bi-weekly pay period equivalent to $500,000 annualized. You will continue to be eligible for TAD and for Domino's Equity Incentive Plan (EIP).

Below is a summary of your new compensation:

Title:	EVP - International
Salary Band:	G
Base Pay:	$500,000 (base pay increase will go into effect as part of upcoming PFP cycle on 3/21/22)
TAD Target%	100%
EIP Target%	200% (March 2022 grant will be awarded at new base/EIP target%)
Effective Date:	May 1, 2022

Art, I appreciate your continued leadership! If you have any questions, please don't hesitate to reach out to me or Lisa Price.

Sincerely,

/s/ Russell Weiner

Russell Weiner

COO & President of Americas

Domino's is an at-will employer. The employment relationship between you and Domino's may be terminated at any time by either you or Domino's, for any reason or no reason, with or without notice.

Please initial and return one copy to Lisa Price: /s/ ADP

I am in agreement with the contents of this